Exhibit 21.1
SUBSIDIARIES OF THE COMPANY

NAME OF SUBSIDIARY	JURISDICTION OF INCORPORATION
Acorn Limited	Bermuda
Aspen Bermuda Limited	Bermuda
Aspen Insurance UK Limited	United Kingdom
Aspen (UK) Holdings Limited	United Kingdom
Aspen Insurance UK Services Limited	United Kingdom
AIUK Trustees Limited	United Kingdom
Aspen Risk Management Limited *	United Kingdom
Aspen Managing Agency Limited	United Kingdom
Aspen Underwriting Limited	United Kingdom
APJ Continuation Limited	United Kingdom
Aspen U.K. Syndicate Services Limited	United Kingdom
APJ Asset Protection Limited	Jersey
Aspen U.S. Holdings, Inc.	Delaware
Aspen American Insurance Company	Texas
Aspen U.S. Insurance Company **	New York
Aspen Specialty Insurance Company	North Dakota
Aspen Specialty Insurance Management Inc.	Massachusetts
Aspen Insurance U.S. Services Inc.	Delaware
Aspen Re America, Inc.	Delaware
Aspen Specialty Insurance Solutions, LLC	California
Aspen Re America California, LLC	California
Aspen Re America Risk Solutions LLC	Connecticut

*	Majority owned subsidiary

**	New York Admitted Company in liquidation